Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Corinne Ervin
512-391-3907

The Ruth Group
Nick Laudico / Zack Kubow
646-536-7030 / 7020

ARTHROCARE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Austin, Texas — November 1, 2010 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the third quarter ended September 30, 2010 as follows:

THIRD QUARTER 2010 HIGHLIGHTS

•                  Total revenue of $87.9 million, an increase of 10.6 percent from the third quarter of 2009

•                  Operating income of $11.6 million, or operating margin of 13.2 percent

•                  Net income available to common stockholders of $8.4 million, or $0.25 per diluted share

REVENUE

Total revenue for the third quarter of 2010 was $87.9 million, compared to $79.5 million for the third quarter of 2009. Product sales increased in both the Company’s core Sports Medicine and ENT businesses.

Product sales in Sports Medicine increased $6.4 million, or 12.6 percent, for the quarter ended September 30, 2010 compared to the same period in 2009.  The product sales increase is attributable to a $6.4 million increase in contract manufacturing pursuant to an existing supply and distribution agreement with Smith & Nephew.  Worldwide sales of the Company’s proprietary products were flat, as a decline in Americas products sales was offset by higher International product sales.

ENT product sales increased $1.7 million, or 8.2 percent, in the third quarter of 2010 compared to the same period of 2009 from increased product volume across all geographies as well as higher average sales prices in the Americas.

Spine product sales declined $0.2 million in the third quarter of 2010 compared to the same period of 2009, due to lower sales in the Americas, partially offset by higher International sales.

Had the same foreign currency rates been in effect in the quarter ended September 30, 2010 as were in effect in the same quarter in 2009, the U.S. dollar reported value of product sales would have been higher by $0.9 million for the quarter ended September 30, 2010.

GROSS PRODUCT MARGIN

Gross product margin was 65.6 percent for the third quarter of 2010 compared to 68.2 percent for the third quarter of 2009.  Gross product margin for the third quarter of 2010 was lower due to a higher proportion of contract manufactured product sales, which generally realize lower product margins, and adjustments made to the carrying value of inventory related to excess and obsolete items.

INCOME (LOSS) FROM OPERATIONS

Income from operations for the third quarter of 2010 was $11.6 million compared to a loss from operations of $5.5 million for the same period in 2009. Investigation and restatement related expenses were $0.3 million in the third quarter of 2010 compared to $9.3 million in the third quarter of 2009. Sales and marketing and general and administrative expenses declined by $1.9 million and $2.7 million, respectively, compared to the third quarter of

2009.  The decrease in sales and marketing expenses was a result of lower product demonstration costs, a decrease in bad debt allowance requirements due to improved accounts receivable performance, and a decline in sales expenses associated with the Company’s Spine business following a restructuring of its Americas sales organization in 2009.  Moreover, contract manufactured products did not incur direct sales and marketing costs, such as commission expense. The reduction in general and administrative expenses was a result of lower legal fees after the completion of the arbitration matter involving Gyrus and Ethicon in December 2009.

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $8.4 million, or $0.25 per diluted share in the third quarter of 2010, compared to a net loss available to common stockholders of $31.7 million, or ($1.18) per share, in the third quarter of 2009.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents increased $55.6 million to $113.0 million as of September 30, 2010 from $57.4 million at December 31, 2009.  Cash flows provided by operating activities for the nine months ended September 30, 2010 was $63.6 million compared to $29.4 million for the nine months ended September 30, 2009.  Net accounts receivable decreased $3.4 million and net inventory balances decreased approximately $9.1 million from December 31, 2009.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Tuesday, November 2, 2010. To participate in the live conference call dial 888-612-1048.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21486242.  The replay will remain available through November 16, 2010.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of other technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$113,036	$57,386
Accounts receivable, net of allowances of $2,697 and $4,069 at September 30, 2010 and December 31, 2009, respectively	42,422	45,789
Inventories, net	39,563	48,628
Deferred tax assets	3,812	12,983
Prepaid expenses and other current assets	4,864	6,563
Total current assets	203,697	171,349

Property and equipment, net	43,097	47,386
Intangible assets, net	13,329	17,975
Goodwill	119,281	119,076
Deferred tax assets	34,370	30,526
Other assets	4,344	4,816
Total assets	$418,118	$391,128

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,401	$14,299
Accrued liabilities	37,996	46,077
Deferred tax liabilities	56	3
Deferred revenue	—	4,508
Income tax payable	—	195
Total current liabilities	52,453	65,082

Deferred tax liabilities	294	303
Other non-current liabilities	11,953	4,844
Total liabilities	64,700	70,229

Commitments and contingencies	—	—

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2010 and December 31, 2009; Redemption value: $87,089	72,938	70,504

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued and outstanding:
27,029 shares at September 30, 2010 and 26,886 shares at December 31, 2009	27	27
Treasury stock: 4,005 shares at September 30, 2010 and 4,019 shares at December 31, 2009	(108,351)	(108,724)
Additional paid-in capital	381,994	379,921
Accumulated other comprehensive income	3,938	1,645
Accumulated deficit	2,872	(22,474)
Total stockholders’ equity	280,480	250,395
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$418,118	$391,128

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Product sales	$84,312	$76,408	$255,560	$229,489
Royalties, fees and other	3,570	3,110	11,718	9,629
Total revenues	87,882	79,518	267,278	239,118

Cost of product sales	29,029	24,316	84,802	68,185

Gross profit	58,853	55,202	182,476	170,933
Operating expenses:
Research and development	9,383	9,229	27,076	27,099
Sales and marketing	26,669	28,563	82,397	88,700
General and administrative	9,295	11,981	27,372	36,101
Amortization of intangible assets	1,564	1,583	4,685	4,757
Investigation and restatement related costs	317	9,293	1,888	25,323
Reimbursement services	25	46	70	312
Total operating expenses	47,253	60,695	143,488	182,292

Income (loss) from operations	11,600	(5,493)	38,988	(11,359)
Interest and other expense, net	(96)	(1,207)	(286)	(3,339)
Foreign exchange loss, net	1,323	(446)	(2,712)	(1,581)
Interest and other expense, net	1,227	(1,653)	(2,998)	(4,920)

Income (loss) before income taxes	12,827	(7,146)	35,990	(16,279)

Income tax provision (benefit)	3,570	(2,719)	9,824	(2,656)

Net income (loss)	9,257	(4,427)	26,166	(13,623)

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(820)	(27,252)	(2,434)	(27,252)

Net income (loss) available to common stockholders	$8,437	$(31,679)	$23,732	$(40,875)

Weighted average shares outstanding:
Basic	27,017	26,838	26,972	26,798
Diluted	27,323	26,838	27,299	26,798

Earnings (loss) per common share:
Basic	$0.26	$(1.18)	$0.72	$(1.53)
Diluted	$0.25	$(1.18)	$0.72	$(1.53)

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	September 30, 2010				September 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$40,029	$16,944	$56,973	67.6%	$35,502	$15,106	$50,608	66.2%
ENT	19,379	3,636	23,015	27.3%	18,109	3,167	21,276	27.9%
Spine	2,276	2,048	4,324	5.1%	2,636	1,888	4,524	5.9%
Total Product Sales	$61,684	$22,628	$84,312	100.0%	$56,247	$20,161	$76,408	100.0%

% Net Product Sales	73.2%	26.8%	100.0%		73.6%	26.4%	100.0%

	Nine Months Ended				Nine Months Ended
	September 30, 2010				September 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$122,121	$50,012	$172,133	67.3%	$106,760	$43,867	$150,627	65.6%
ENT	58,990	10,945	69,935	27.4%	54,882	9,278	64,160	28.0%
Spine	7,114	6,378	13,492	5.3%	8,394	6,308	14,702	6.4%
Total Product Sales	$188,225	$67,335	$255,560	100.0%	$170,036	$59,453	$229,489	100.0%

% Net Product Sales	73.7%	26.3%	100.0%		74.1%	25.9%	100.0%